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                                 AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION

                                          OF

                                  ELECTROSTAR, INC.



                                      ARTICLE VI

    The Corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law in existence either now or hereafter.